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                                                                         EXHIBIT
                                                                           1.2

                           TRIDENT SECURITIES, INC.

                        4601 SIX FORKS ROAD, SUITE 400
                         RALEIGH, NORTH CAROLINA 27609
                           TELEPHONE (919) 781-8900
                           FACSIMILE (919) 787-1670

                                 June 9, 1997



Board of Directors
Lexington First Federal Savings Bank
19 Natchez Trace Drive
Lexington, Tennessee  38351

RE:  Conversion Stock Marketing Services

Gentlemen:

This letter sets forth the terms of the proposed engagement between Trident Securities, Inc. ("Trident") and Lexington First Federal Savings Bank, Lexington, Tennessee (the "Bank") concerning our investment banking services in connection with the conversion of the Bank from a mutual to a capital stock form of organization.

Trident is prepared to assist the Bank in connection with the offering of its shares of common stock during the subscription offering and community offering as such terms are defined in the Bank's Plan of Conversion. The specific terms of the services contemplated hereunder shall be set forth in a definitive sales agency agreement (the "Agreement") between Trident and the Bank to be executed on the date the offering circular/prospectus is declared effective by the appropriate regulatory authorities. The price of the shares during the subscription offering and community offering will be the price established by the Bank's Board of Directors, based upon an independent appraisal as approved by the appropriate regulatory authorities, provided such price is mutually acceptable to Trident and the Bank.

In connection with the subscription offering and community offering, Trident will act as financial advisor and exercise its best efforts to assist the Bank in the sale of its common stock during the subscription offering and community offering. Additionally, Trident may enter into agreements with other National Association of Securities Dealers, Inc., ("NASD") member firms to act as selected dealers, assisting in the sale of the common stock. Trident and the Bank will determine the selected dealers to assist the Bank during the community offering. At the appropriate time, Trident in conjunction with its counsel, will conduct an examination of the relevant documents and records of the Bank as Trident deems necessary and appropriate. The Bank will make all documents, records and other information deemed necessary by Trident or its counsel available to them upon request.

For its services hereunder, Trident will receive the following compensation and reimbursement from the Bank:

     1.   A management fee in the amount of $65,000.
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TRIDENT SECURITIES, INC.

     Board of Directors
     June 9, 1997
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          2.   For stock sold by other NASD member firms under selected dealer's agreements, the commission shall not exceed a fee to be agreed upon jointly by Trident and the Bank to reflect market requirements at the time of the stock allocation in a Syndicated Community Offering.

          3. The foregoing fees and commissions are to be payable to Trident at closing as defined in the Agreement to be entered into between the Bank and Trident.

          4. Trident shall be reimbursed for allocable expenses incurred by them, including legal fees, whether or not the Agreement is consummated. Trident's out-of-pocket expenses will not exceed $10,000 and its legal fees will not exceed $10,000. The Bank will forward to Trident a check in the amount of $10,000 as an advance payment to defray the allocable expenses of Trident.

     It further is understood that the Bank will pay all other expenses of the conversion including but not limited to its attorneys' fees, NASD filing fees, and filing and registration fees and fees of either Trident's attorneys or the attorneys relating to any required state securities law filings, telephone charges, air freight, rental equipment, supplies, transfer agent charges, fees relating to auditing and accounting and costs of printing all documents necessary in connection with the foregoing.

     For purposes of Trident's obligation to file certain documents and to make certain representations to the NASD in connection with the conversion, the Bank warrants that: (a) the Bank has not privately placed any securities within the last 18 months; (b) there have been no material dealings within the last 12 months between the Bank and any NASD member or any person related to or associated with any such member; (c) none of the officers or directors of the Bank has any affiliation with the NASD; (d) except as contemplated by this engagement letter with Trident, the Bank has no financial or management consulting contracts outstanding with any other person; (e) the Bank has not granted Trident a right of first refusal with respect to the underwriting of any future offering of the Bank stock; and
     (f) there has been no intermediary between Trident and the Bank in connection with the public offering of the Bank's shares, and no person is being compensated in any manner for providing such service.

     The Bank agrees to indemnify and hold harmless Trident and each person, if any, who controls the firm against all losses, claims, damages or liabilities, joint or several and all legal or other expenses reasonably incurred by them in connection with the investigation or defense thereof (collectively, "Losses"), to which they may become subject under the securities laws or under the common law, that arise out of or are based upon the conversion or the engagement hereunder of Trident unless it is determined by final judgment of a court having jurisdiction over the matter that such Losses are primarily a result of Trident's willful misconduct or gross negligence. If the foregoing indemnification is unavailable for any reason, the Bank agrees to contribute to such Losses in the proportion that its financial interest in the conversion bears to that of the indemnified parties. If the Agreement is entered into with respect to the common stock to be issued in the conversion, the Agreement will provide for indemnification, which will be in addition to any rights that
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TRIDENT SECURITIES, INC.

     Board of Directors
     June 9, 1997
     Page 3


     Trident or any other indemnified party may have at common law or otherwise. The indemnification provision of this paragraph will be superseded by the indemnification provisions of the Agreement entered into by the Bank and Trident.

     This letter is merely a statement of intent and is not a binding legal agreement except as to paragraph (4) above with regard to the obligation to reimburse Trident for allocable expenses to be incurred prior to the execution of the Agreement and the indemnity described in the preceding paragraph. While Trident and the Bank agree in principle to the contents hereof and propose to proceed promptly, and in good faith, to work out the arrangements with respect to the proposed offering, any legal obligations between Trident and the Bank shall be only as set forth in a duly executed Agreement. Such Agreement shall be in form and content satisfactory to Trident and the Bank, as well as their counsel, and Trident's obligations thereunder shall be subject to, among other things, there being in Trident's opinion no material adverse change in the condition or obligations of the Bank or no market conditions which might render the sale of the shares by the Bank hereby contemplated inadvisable.

     Please acknowledge your agreement to the foregoing by signing below and returning to Trident one copy of this letter along with the advance payment of $10,000. This proposal is open for your acceptance for a period of thirty (30) days from the date hereof.

                                    Yours very truly,

                                    TRIDENT SECURITIES, INC.



                                    By:  /s/ Timothy E. Lavelle
                                         ------------------------
                                         Timothy E. Lavelle
                                         Managing Director

Agreed and accepted to this 10th day
of June, 1997


LEXINGTON FIRST FEDERAL SAVINGS BANK


By:  /s/ Howard W. Tignor
     --------------------------------
     Howard W. Tignor
     President

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